Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2024 RESULTS AND RECENT DEVELOPMENTS

Completed $834 Million in New Investments Year-to-Date

Increased Full Year Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – October 30, 2024 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2024.

THIRD QUARTER 2024 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $115 million, or $0.42 per common share, compared to $94 million, or $0.37 per common share, for Q3 2023.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $196 million, or $0.71 per common share, on 276 million weighted-average common shares outstanding, compared to $161 million, or $0.63 per common share, on 256 million weighted-average common shares outstanding, for Q3 2023.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $203 million, or $0.74 per common share, compared to $182 million, or $0.71 per common share, for Q3 2023.
●	Funds Available for Distribution (“FAD”) for the quarter of $192 million, or $0.70 per common share, compared to FAD of $174 million, or $0.68 per common share, for Q3 2023.
●	Completed $440 million in Q3 new investments consisting of $390 million in real estate acquisitions, which includes the assumption of a $243 million mortgage loan, and $50 million in real estate loans.
●	Issued 14 million common shares in Q3 for gross proceeds of $530 million.
●	Completed $119 million in new investments in Q4 2024 to date.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased with our third quarter results, as we continued to grow FAD per share, while also meaningfully de-levering the balance sheet. We have accretively invested approximately $834 million year-to-date and the pipeline continues to be strong. As a result, we are again increasing our 2024 AFFO guidance to be between $2.84 and $2.86 per share from our previous guidance of between $2.78 and $2.84 per share.”

THIRD QUARTER 2024 RESULTS

Revenues – Revenues for the quarter ended September 30, 2024 totaled $276.0 million, an increase of $34.0 million over the same period in 2023. The increase primarily resulted from (i) revenue from new investments completed throughout 2023 and 2024 and (ii) the timing and impact of operator restructurings and transitions. The increase was partially offset by a decrease in revenue from asset sales completed throughout 2023 and 2024.

Expenses – Expenses for the quarter ended September 30, 2024 totaled $163.3 million, a decrease of $31.2 million over the same period in 2023. The decrease primarily resulted from a (i) decrease in impairment on real estate properties, (ii) recovery in provision for credit losses, (iii) decrease in depreciation and amortization expense, and (iv) decrease in interest expense, partially offset by an increase in acquisition, merger and transition related costs.

Other Income and Expense – Other (expense) income for the quarter ended September 30, 2024 totaled ($1.4) million, a decrease of $50.9 million over the same period in 2023. The decrease primarily resulted from (i) a decrease in gain on assets sold and (ii) an increase in other expense – net.

Net Income – Net income for the quarter ended September 30, 2024 totaled $114.9 million, an increase of $21.0 million over the same period in 2023. The net increase primarily resulted from the aforementioned (i) $34.0 million increase in total revenue and (ii) $31.2 million decrease in total expenses, and an $8.2 million increase in income from unconsolidated joint ventures, partially offset by the aforementioned $50.9 million decrease in other income and expense and a $1.6 million increase in income tax expense.

2024 THIRD QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – As previously disclosed, LaVie Care Centers, LLC (“LaVie”) filed for Chapter 11 bankruptcy protection in June 2024. The Company committed $10 million of debtor-in-possession (“DIP”) financing to LaVie in order to support sufficient liquidity to effectively operate its facilities during bankruptcy, with $4.5 million being drawn in June. No additional draws were made by LaVie on the loan during the third quarter. LaVie paid full monthly contractual rent of $3.0 million from June through October 2024.

Maplewood – In July 2024, Omega reached an agreement with the estate of the deceased principal and CEO of Maplewood Senior Living (“Maplewood”) to transition control of Maplewood, including assumption of Omega’s lease and loan agreements, to key members of the existing Maplewood management team. The agreement was approved by the probate court in August 2024 and is subject to further regulatory approvals. In the third quarter of 2024, Maplewood paid $12.1 million in rent (compared to $11.8 million in the second quarter). In October 2024, Maplewood paid $4.05 million in rent.

Guardian – In April 2024, the Company transitioned its remaining six Guardian facilities to a new operator. Since the transition, Omega has recognized quarterly contractual rent of $2.8 million in the second quarter and $2.9 million in the third quarter. In October 2024, Omega received $1.0 million in contractual rent from the new operator.

New Investments:

The following table presents investment activity for the three and nine months ended September 30, 2024:

	Three Months Ended		Nine Months Ended
Investment Activity ($000’s)	September 30, 2024		September 30, 2024
	$ Amount	%	$ Amount	%
Real property (1)	$389,545	83.4%	$517,541	65.0%
Real estate loans receivable	50,381	10.8%	197,518	24.8%
Total real property and loan investments	439,926	94.2%	715,059	89.8%
Construction-in-progress	15,266	3.3%	55,955	7.0%
Capital expenditures	11,952	2.5%	25,072	3.2%
Total capital investments	27,218	5.8%	81,027	10.2%
Total	$467,144	100.0%	$796,086	100.0%

(1)	Real property investments include the assumption of a $243.2 million mortgage loan with a fair value of $264.0 million, in connection with the acquisition of the remaining 51% interest in the Cindat JV.

$25 Million in Real Estate Acquisitions – In three separate third quarter transactions, the Company acquired three facilities for aggregate consideration of $24.6 million and leased them to two existing operators and one new operator. The investments have a combined initial annual cash yield of 10.0% with annual escalators of 2.5%.

$365 Million Real Estate Acquisition – On July 24, 2024, the Company acquired the remaining 51% equity interest in the unconsolidated Cindat joint venture (“Cindat JV”) for total cash consideration of $100.9 million and the assumption of a $243.2 million mortgage loan with an estimated fair value of $264.0 million. The mortgage loan bears interest at SONIA plus an applicable margin of 5.38% with a 10.38% interest rate ceiling and can be repaid without a prepayment penalty beginning November 2025. The Company’s 49% ownership interest in the unconsolidated Cindat JV was $97.0 million on the date of the acquisition. With the purchase of the remaining 51% equity and assumption of the mortgage loan, the Company’s total investment in the 63 U.K. facilities is approximately $461.9 million. The 63 facilities acquired are leased to two operators with annual contractual rent of $43.6 million with minimum escalators between 1.0% to 2.0%. The consolidated financial statements for the third quarter reflect the consolidation of the Cindat JV as of the acquisition date with its results from operations included for the partial period from the acquisition date through the end of the quarter.

$50 Million in Real Estate Loans – In three separate third quarter transactions, the Company funded $50.4 million in mortgage and other real estate loans. The loans have a weighted-average interest rate of 10.2%.

$119 Million in Q4 2024 Investments – In October 2024, the Company closed on $119.3 million in new investments, comprised of:

$80 Million in Real Estate Loans – In October 2024, we funded $79.6 million in real estate loans to one existing and two new operators. The loans have a weighted average interest rate of 10.8% and maturity dates ranging from October 2025 through September 2029.

$40 Million Real Estate Acquisition – In October 2024, the Company acquired three facilities in the U.K for $39.7 million and leased the facilities to an existing operator. The investment has an initial annual cash yield of 10.0% with an annual escalator of 2.5%.

Through October 30, 2024, the Company has completed $834.3 million in new investments in 2024, excluding investments in construction-in-progress and capital expenditures.

Asset Sales and Impairments:

$24 Million in Asset Sales – In the third quarter of 2024, the Company sold six facilities for $23.9 million in cash, recognizing a loss of $0.2 million.

Impairments – During the third quarter of 2024, the Company recorded an $8.6 million net impairment charge to reduce the net book value of five facilities to their estimated fair value.

Assets Held for Sale – As of September 30, 2024, the Company had 15 facilities classified as assets held for sale, totaling $76.0 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended June 30, 2024	53.2%	28.9%	17.9%
Three-months ended March 31, 2024	52.7%	30.0%	17.3%
Three-months ended December 31, 2023	55.3%	28.0%	16.7%
Three-months ended September 30, 2023	55.5%	28.0%	16.5%
Three-months ended June 30, 2023	54.0%	30.0%	16.0%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Third Quarter 2024 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended June 30, 2024	80.9%	1.85x	1.49x
Twelve-months ended March 31, 2024	80.2%	1.78x	1.42x
Twelve-months ended December 31, 2023	79.6%	1.69x	1.33x
Twelve-months ended September 30, 2023	79.1%	1.63x	1.28x
Twelve-months ended June 30, 2023	78.6%	1.50x	1.15x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2024 quarterly Common Stock Purchase Plan and ATM Program through September 30:

	Dividend Reinvestment and Common Stock Purchase Plan for 2024
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	29	413	2,575	3,017
Average price per share	$30.44	$31.52	$35.13	$34.59
Gross proceeds	$882	$13,015	$90,469	$104,366

	ATM Program for 2024
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	1,041	7,212	11,630	19,883
Average price per share	$31.02	$32.16	$37.81	$35.40
Gross proceeds	$32,295	$231,920	$439,685	$703,900

BALANCE SHEET AND LIQUIDITY

As of September 30, 2024, the Company had $4.9 billion in outstanding indebtedness with a weighted-average annual interest rate of 4.6%. The Company’s indebtedness consisted of an aggregate principal amount of $4.2 billion of senior unsecured notes, $478.5 million of unsecured term loans and $250.2 million of secured debt. As of September 30, 2024, total cash and cash equivalents were $342.4 million, and the Company had $1.45 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On October 25, 2024, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid November 15, 2024, to common stockholders of record as of the close of business on November 4, 2024.

2024 AFFO GUIDANCE INCREASED

The Company increased its expected 2024 Adjusted FFO range to be between $2.84 to $2.86 per diluted share from the previous range of $2.78 to $2.84 per diluted share.

The Company’s revised Adjusted FFO guidance for 2024 includes the annual impact of $834 million in new investments completed through October 2024, $31 million in asset sales related to a portion of the $76 million in facilities classified as held for sale, fourth quarter G&A expense of approximately $11.5 million to $13.5 million, no material changes in market interest rates, and no additional operators are placed on a cash-basis for revenue recognition.  The revised guidance assumes the $119 million in new investments completed in October are funded with equity issuances. The guidance excludes any additional acquisitions and asset sales, certain revenue and expense items, interest refinancing expenses, acquisition costs, capital market activity and additional provisions for credit losses, if any.

The Company's guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Third Quarter 2024 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, October 31, 2024, at 10 a.m. Eastern time to review the Company’s 2024 third quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2024 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 3Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Director, Corporate Strategy & Investor Relations at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including management of infectious diseases; (ii) the timing of our operators’ recovery from staffing shortages, increased costs and decreased occupancy arising from the Novel coronavirus (“COVID-19”) pandemic, and the sufficiency of previous government support and current reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including federal minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting real estate investment trusts (“REITs”), including as the result of any policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xiii) changes in interest rates and the impact of inflation; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,266,469	$6,879,034
Land	972,602	867,486
Furniture and equipment	503,499	467,393
Construction in progress	201,360	138,410
Total real estate assets	8,943,930	8,352,323
Less accumulated depreciation	(2,652,372)	(2,464,227)
Real estate assets – net	6,291,558	5,888,096
Investments in direct financing leases – net	9,450	8,716
Real estate loans receivable – net	1,323,469	1,212,162
Investments in unconsolidated joint ventures	92,598	188,409
Assets held for sale	75,973	81,546
Total real estate investments	7,793,048	7,378,929
Non-real estate loans receivable – net	335,717	275,615
Total investments	8,128,765	7,654,544

Cash and cash equivalents	342,444	442,810
Restricted cash	17,866	1,920
Contractual receivables – net	10,337	11,888
Other receivables and lease inducements	241,399	214,657
Goodwill	644,588	643,897
Other assets	186,472	147,686
Total assets	$9,571,871	$9,117,402

LIABILITIES AND EQUITY
Revolving credit facility	$—	$20,397
Secured borrowings	265,239	61,963
Senior notes and other unsecured borrowings – net	4,592,963	4,984,956
Accrued expenses and other liabilities	313,370	287,795
Total liabilities	5,171,572	5,355,111

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 350,000 shares, issued and outstanding – 268,231 shares as of September 30, 2024 and 245,282 shares as of December 31, 2023	26,823	24,528
Additional paid-in capital	7,480,051	6,671,198
Cumulative net earnings	3,973,566	3,680,581
Cumulative dividends paid	(7,335,238)	(6,831,061)
Accumulated other comprehensive income	62,738	29,338
Total stockholders’ equity	4,207,940	3,574,584
Noncontrolling interest	192,359	187,707
Total equity	4,400,299	3,762,291
Total liabilities and equity	$9,571,871	$9,117,402

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Rental income	$227,773	$206,159	$641,379	$606,781
Real estate tax and ground lease income	3,712	4,043	11,342	12,107
Real estate loans interest income	33,621	24,898	93,318	72,274
Non-real estate loans interest income	6,320	5,725	20,501	16,001
Miscellaneous income	4,602	1,207	5,532	3,258
Total revenues	276,028	242,032	772,072	710,421

Expenses
Depreciation and amortization	77,245	80,798	226,036	244,008
General and administrative	12,165	11,031	36,412	35,299
Real estate tax and ground lease expense	4,079	4,392	12,645	13,180
Stock-based compensation expense	9,083	8,756	27,498	26,306
Acquisition, merger and transition related costs	6,437	121	10,820	1,183
Impairment on real estate properties	8,620	27,890	22,094	87,992
(Recovery) provision for credit losses	(9,061)	2,733	(14,763)	11,643
Interest expense	52,777	55,290	157,525	166,108
Interest – amortization of deferred financing costs	1,913	3,488	8,951	9,992
Total expenses	163,258	194,499	487,218	595,711

Other income (expense)
Other (expense) income – net	(1,044)	5,402	7,595	9,151
Loss on debt extinguishment	(137)	—	(1,633)	(6)
(Loss) gain on assets sold – net	(238)	44,076	11,282	69,956
Total other (expense) income	(1,419)	49,478	17,244	79,101

Income before income tax expense and income (loss) from unconsolidated joint ventures	111,351	97,011	302,098	193,811
Income tax expense	(3,316)	(1,758)	(7,877)	(2,092)
Income (loss) from unconsolidated joint ventures	6,879	(1,345)	7,118	555
Net income	114,914	93,908	301,339	192,274
Net income attributable to noncontrolling interest	(3,152)	(2,527)	(8,354)	(5,095)
Net income available to common stockholders	$111,762	$91,381	$292,985	$187,179

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.43	$0.37	$1.16	$0.78
Diluted:
Net income available to common stockholders	$0.42	$0.37	$1.14	$0.78
Dividends declared per common share	$0.67	$0.67	$2.01	$2.01

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (1)	$114,914	$93,908	$301,339	$192,274
Add back loss (deduct gain) from real estate dispositions	238	(44,076)	(11,282)	(69,956)
Deduct gain from real estate dispositions of unconsolidated joint ventures	(6,260)	—	(6,260)	—
Sub-total	108,892	49,832	283,797	122,318
Elimination of non-cash items included in net income:
Depreciation and amortization	77,245	80,798	226,036	244,008
Depreciation - unconsolidated joint ventures	1,317	2,514	6,384	7,941
Add back provision for impairments on real estate properties	8,620	27,890	22,094	87,992
Nareit funds from operations (“Nareit FFO”)	$196,074	$161,034	$538,311	$462,259

Weighted-average common shares outstanding, basic	262,720	245,033	252,719	238,740
Restricted stock and PRSUs	5,088	3,825	4,476	2,701
Omega OP Units	7,749	7,097	7,590	6,974
Weighted-average common shares outstanding, diluted	275,557	255,955	264,785	248,415

Nareit funds from operations available per share	$0.71	$0.63	$2.03	$1.86

Adjustments to calculate adjusted funds from operations
Nareit FFO	$196,074	$161,034	$538,311	$462,259
Add back:
Stock-based compensation expense	9,083	8,756	27,498	26,306
Acquisition, merger and transition related costs	6,437	121	10,820	1,183
Non-recurring expense	3,084	—	3,316	1,893
Uncollectible accounts receivable (2)	1,136	7,232	1,136	20,633
Non-recognized cash interest	307	1,753	914	6,171
Loss on debt extinguishment	137	—	1,633	6
Unconsolidated JV related non-recurring loss	—	1,834	—	1,656
Deduct:
Non-cash (recovery) provision for credit losses	(7,879)	3,916	(11,228)	17,884
Non-recurring revenue	(5,305)	(2,466)	(8,243)	(12,781)
Adjusted funds from operations (“AFFO”) (1)(3)	$203,074	$182,180	$564,157	$525,210

Adjustments to calculate funds available for distribution
Non-cash expense(4)	$3,333	$2,459	$9,280	$6,905
Capitalized interest	(1,933)	(1,117)	(5,209)	(3,016)
Non-cash revenue	(12,092)	(9,889)	(31,307)	(35,608)
Funds available for distribution (“FAD”) (1)(3)	$192,382	$173,633	$536,921	$493,491

(1)	The three and nine months ended September 30, 2024 include the application of $1.1 million and $1.7 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and nine months ended September 30, 2023 include the application of $5.9 million and $11.4 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The nine months ended September 30, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(4)	For the three and nine months ended September 30, 2024, Non-cash expense is not adjusted to include $1.9 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.